Exhibit 17(d)

120 BROADWAY, NEW YORK, NY 10271

212-425-6116

OUTSIDE NYC TOLL FREE 1-800-594-7078

www.lebenthal.com

Dear Shareholders:

During this past year the municipal bond market, even with a volatile political and economic environment, has performed relatively well. Since our last annual report, the Federal Reserve Board (the "Fed") has been steadily raising short-term interest rates by 0.25% each time they have met. Over this period short-term rates have risen from 2% to 4%. The Fed's stated intention has been to put the brakes on an expected spike in inflation and remove monetary accommodation. Given the economic shocks of record-high oil prices, hurricane disasters, budget deficits and the war, this was a reasonable expectation.

Meanwhile, the threat of inflationary pressures – always bad news for bonds – never substantially changed into actual inflation. Inflation has risen only slightly over this period, to 3.3% from less than 3% a year ago. Although short-term rates rose from 2% to 4%, the yield on ten-year bonds rose modestly, and the yield on 30-year bonds actually dropped over the course of the fiscal year, leading to a flattening yield curve. Currently financial analysts are trying to gauge what is the significance of this curve. It could be a harbinger of a recession, given the high price of oil and our economic dependence upon it. When the curve last looked like this, at the start of 2001, the economy was poised for a recession. Perhaps it is the result of purchases by foreign central banks holding large dollar reserves as a result of the trade deficit. In addition, this may be the result of a supply and demand anomaly: the 30-year bond hasn't bee n issued since 2001 but demand has remained strong for a limited supply of longer maturity Treasuries as pension funds continue to address future funding concerns. With more typical supply of Treasuries along the maturity curve, the yield curve may have a more normal slope to it. It is interesting to note that the Treasury is expected to start issuing the 30-year bond again in February of 2006. If the economy does not slow down, then it is reasonable to expect that the outlook for longer maturity bonds would be for them to go down in price and up in yield. Gold has historically been a barometer of inflation, and has dramatically increased in price over the last few months. Together we believe that these issues imply that if a recession is not in the works, long-term rates have to go up. In our view, there is simply too great a divergence between a flat yield curve and these inflation-causing factors.

We believe that the credit quality of municipal bonds became stronger over the course of the year and remains so today. The increases in economic activity, higher housing prices, and lower unemployment numbers have added tax receipts to municipal treasuries. In New York, the improvement in the credit quality of both the State and the City is reflected by the increase in each of their debt ratings. While the State's rating was upgraded just after the end of our fiscal year, this upgrade was a result of the trends that were occurring during the year, including a budget that was passed on time. In New Jersey, the story is a little more difficult, as there are more problems that face the new Governor. Years of unaddressed financial stress coupled with his election platform to ameliorate the imbalances in property taxes will require more financial leadership in Trenton.

On the supply side, there was $375 billion in new bonds issued by state and local governments for the first eleven months of 2005. That puts the market at approximately $8 billion in supply less than the record set for the entire calendar 2003. A large percentage of this was refunding of older bonds with higher interest rates, as issuers took advantage of the general low level of rates to reduce the interest cost paid by municipalities on their indebtedness. Given the overall improvement in the underlying credit quality of state and local treasuries, a large portion of these new securities are being issued with bond insurance.

Demand remains strong as households continue to find tax-free debt to be an important portion of their investment portfolios. Investors seem to have learned one key lesson over the last few years. Portfolios should be diversified, with fixed income investments providing some stability during times of turbulence in the equity markets.

Subsequent Events

Effective December, 2, 2005, the Board of Directors of Lebenthal Funds, Inc. has appointed Fund Asset Management, L.P. ("Fund Asset Management"), a subsidiary of Merrill Lynch & Co. ("Merrill Lynch"), to act as investment adviser to the Funds and FAM Distributors, Inc., another subsidiary of Merrill Lynch, to act as the Funds' principal underwriter. Such appointments were effective upon the closing of the sale of The Advest Group, Inc. ("Advest") to Merrill Lynch by AXA Financial, Inc. ("AXA"). Boston Advisors, Inc., through its Lebenthal Asset Management division, has served as the investment adviser to the Funds and is a subsidiary of Advest. Fund Asset Management is acting as investment adviser to each Fund pursuant to an interim management contract, which is substantially identical to the Fund's prior management contract with Boston Advisors. Such interim management contracts will remain in effect until the earlier of (i) shareholder approval of a new management contract, (ii) the closing of the proposed reorganizations discussed below or (iii) 150 days from December 2, 2005. This arrangement is intended to be temporary until shareholders are presented with and act upon proposals to combine two of the Funds, Lebenthal New York Municipal Bond Fund and Lebenthal New Jersey Municipal Bond Fund, with other mutual funds with similar investment objectives that are managed by Fund Asset Management or one of its affiliates. The Board of Directors has authorized the liquidation of Lebenthal Taxable Municipal Bond Fund.

LEBENTHAL NEW YORK MUNICIPAL BOND FUND - CLASS A

PERFORMANCE COMPARISON CHART

The following chart compares the average annual total return of Lebenthal New York Municipal Bond Fund - Class A (with and without the 4.5% sales load) for the one year, five year and ten year periods against the Lehman Brothers Municipal Bond Index (the "Lehman Index") for the same time periods. It is important to keep in mind that the Lehman Index excludes the effects of any fees or sales charges, and does not reflect state-specific bond market performance.

Lebenthal New York Municipal Bond Fund - Class A

Performance Comparison Chart

	One Year	Five Year	Ten Year
New York - Class A
with sales load	0.84%	5.06%	5.18%
w/o sales load	5.59%	6.03%	5.67%
Lehman Index	3.88%	5.92%	5.72%

Past performance is not predictive of future performance. The performance information and graph do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

LEBENTHAL NEW YORK MUNICIPAL BOND FUND - CLASS B

PERFORMANCE COMPARISON CHART

The following chart compares the average annual total return of Lebenthal New York Municipal Bond Fund - Class B (with and without the 5% back-end contingent deferred sales load) for the one year, five year and since inception periods against the Lehman Brothers Municipal Bond Index (the "Lehman Index") for the same time periods. It is important to keep in mind that the Lehman Index excludes the effects of any fees or sales charges, and does not reflect state-specific bond market performance.

Lebenthal New York Municipal Bond Fund - Class B

Performance Comparison Chart

	One Year	Five Year	Average Annual Total Return Since Commencement of Operations December 3, 1997
New York - Class B
with sales load	0.89%	5.14%	4.35%
w/o sales load	4.89%	5.31%	4.35%
Lehman Index	3.88%	5.92%	5.53%*

Past performance is not predictive of future performance. The performance information and graph do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

* Commences on December 1, 1997.

** Assumes Class B shares have been held for the entire period.

LEBENTHAL NEW JERSEY MUNICIPAL BOND FUND

PERFORMANCE COMPARISON CHART

The following chart compares the average annual total return of Lebenthal New Jersey Municipal Bond Fund (with and without the 4.5% sales load) for the one year, five year and ten year periods against the Lehman Brothers Municipal Bond Index (the "Lehman Index") for the same time periods. It is important to keep in mind that the Lehman Index excludes the effects of any fees or sales charges, and does not reflect state-specific bond market performance.

Lebenthal New Jersey Municipal Bond Fund

Performance Comparison Chart

	One Year	Five Year	Ten Year
New Jersey
with sales load	0.17%	5.06%	5.20%
w/o sales load	4.89%	6.03%	5.68%
Lehman Index	3.88%	5.92%	5.72%

Past performance is not predictive of future performance. The performance information and graph do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

LEBENTHAL TAXABLE MUNICIPAL BOND FUND

PERFORMANCE COMPARISON CHART

The following chart compares the average annual total return of Lebenthal Taxable Municipal Bond Fund (with and without the 4.5% sales load) for the one year, five year and ten year periods against the Lehman Brothers Long U.S. Credit Index (the "Lehman Index") (formerly known as the Lehman Brothers Long Corporate Bond Index) for the same time periods. It is important to keep in mind that the Lehman Index excludes the effects of any fees or sales charges.

Lebenthal Taxable Municipal Bond Fund

Performance Comparison Chart

	One Year	Five Year	Ten Year
Taxable Fund
with sales load	(0.82)%	6.68%	6.77%
w/o sales load	3.85%	7.67%	7.26%
Lehman Index	4.45%	9.45%	7.45%

Past performance is not predictive of future performance. The performance information and graph do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

LEBENTHAL FUNDS, INC.
UNDERSTANDING YOUR FUND'S EXPENSES

Shareholder Expense Example

As a mutual fund shareholder you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments and redemption fees and (2) ongoing costs, including management fees, distribution (12b-1) fees, shareholder servicing fees and other Fund expenses. These costs are described in more detail in the Fund's prospectus. The examples below are intended to help you understand your ongoing costs of investing in the Funds and help you compare these with the ongoing costs of investing in other mutual funds.

Actual Expenses

The first line in the table for each Class of shares shows the actual account values and actual Fund expenses you would have paid on a $1,000 investment in the Fund from June 1, 2005 through November 30, 2005. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual Fund returns and expenses. To estimate the expenses you paid over the period, simply divide your account by $1,000 (for example $8,600 account value divided by $1,000 = $8.6) and multiply th e result by the number in the Expenses Paid During Period column as shown below for your Fund and Class.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. Thus, you should not use the hypothetical account values and expenses to estimate the actual ending account balance or your expenses for the period. Rather, these figures are provided to enable you to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transaction costs, such as sales charges (loads), or redemption fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

LEBENTHAL FUNDS, INC.
UNDERSTANDING YOUR FUND'S EXPENSES (CONTINUED)

Lebenthal New York Municipal Bond Fund

Class A	Beginning Account Value 6/1/05	Ending Account Value 11/30/05	Expenses Paid During Period* 6/1/05-11/30/05
Actual	$1,000.00	$1,009.20	$4.63
Hypothetical (5% return before expenses)	$1,000.00	$1,020.46	$4.66
Class B
Actual	$1,000.00	$1,004.90	$7.79
Hypothetical (5% return before expenses)	$1,000.00	$1,017.30	$7.84

* Expenses are equal to the Fund's annualized expense ratio of 0.92% and 1.55% for the Class A and Class B shares respectively, multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

Lebenthal New Jersey Municipal Bond Fund

Single Class	Beginning Account Value 6/1/05	Ending Account Value 11/30/05	Expenses Paid During Period* 6/1/05-11/30/05
Actual	$1,000.00	$1,000.00	$4.76
Hypothetical (5% return before expenses)	$1,000.00	$1,020.31	$4.81

* Expenses are equal to the Fund's annualized expense ratio of 0.95% multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

Lebenthal Taxable Municipal Bond Fund

Single Class	Beginning Account Value 6/1/05	Ending Account Value 11/30/05	Expenses Paid During Period* 6/1/05-11/30/05
Actual	$1,000.00	$983.20	$4.97
Hypothetical (5% return before expenses)	$1,000.00	$1,020.05	$5.06

* Expenses are equal to the Fund's annualized expense ratio of 1.00% multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

LEBENTHAL NEW YORK MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (97.58%)
$3,000,000	Battery Park City Authority–New York Revenue, Refunding–Series A, 5.00%, due 11/01/24	$3,142,650	Aaa	AAA
1,000,000	Chautauqua, New York Tobacco Asset Securitization Corporation, 6.75%, due 07/01/40	1,070,370	NR	NR
880,000	East Williston, New York Union Free School District–Series A, 5.00%, due 06/15/18	942,066	Aa2	NR
4,000,000	Erie County, New York Tobacco Asset Securitization Corporation–Series A, 6.25%, Prerefunded to 07/15/10, due 07/15/40	4,475,280	Ba1	AAA
3,250,000	Essex County, New York Industrial Development Agency Civic Facility (Moses Ludington Nursing Home), (FHA Insured), 6.375%, due 02/01/50	3,553,192		AAA
1,000,000	Liberty New York Development Corporation Revenue, 5.25%, due 10/01/35	1,099,670	Aa3	A+
100,000	Long Island Power Authority–New York Electric System–Series 2B, (LOC-Bayerische Landesbank), 2.97%, due 12/01/05, (a)	100,000	VMIG1	A-1+
500,000	Long Island Power Authority–New York Electrical Systems Revenue, (LOC-WestLB AG), 2.94%, due 12/01/05, (a)	500,000	VMIG1	A-1+
5,000,000	Long Island Power Authority–New York Electrical Systems Revenue–Series A (FSA Insured), 5.00%, due 09/01/27	5,140,450	Aaa	AAA
1,715,000	Madison County, New York Industrial Development Agency, Colgate University–Series A, (MBIA Insured), 5.00%, due 07/01/39	1,763,500	Aaa	AAA
5,000,000	Metropolitan Transportation Authority New York–Series A (FGIC Insured), 5.00%, due 11/15/25	5,219,250	Aaa	AAA
550,000	Metropolitan Transportation Authority New York–Series A, (FGIC Insured), 5.00%, Prerefunded to 11/15/11, due 11/15/31	590,953	Aaa	AAA
1,000,000	Monroe County, New York Industrial Development Agency (Southview Towers Project), (SONYMA–HUD Insured), Subject to AMT, 6.25%, due 02/01/31	1,082,010	Aa1	NR
5,000,000	Monroe County, New York Tobacco Asset Securitization Corporation, 6.375%, Prerefunded to 06/01/10, due 06/01/35	5,620,600	Aaa	BBB
575,000	Nassau County, New York Interim Finance Authority–Series A2, (AMBAC Insured), 5.125%, due 11/15/21	590,628	Aaa	AAA
2,600,000	Nassau County, New York Interim Finance Authority–Series B, (AMBAC Insured), 5.00%, due 11/15/18	2,768,376	Aaa	AAA
1,000,000	New York City Housing Development Corporation (Multifamily Housing)–Series E, (SONYMA Insured), 6.25%, due 05/01/36	1,068,400	Aa2	AA
2,500,000	New York City Industrial Development Agency (Saint Francis College), 5.00%, due 10/01/34	2,526,525	NR	A–
5,625,000	New York City Municipal Water Finance–Series D, 5.00%, due 06/15/37	5,767,819	Aa2	AA+
210,000	New York City Municipal Water Finance–Series D, (AMBAC Insured), 5.00%, due 06/15/39	216,031	Aaa	AAA
2,600,000	New York City Transitional Finance Authority, Future Tax Secured–Series B, 5.00%, due 08/01/23	2,703,896	Aa1	AAA
700,000	New York City Transitional Finance Authority, Future Tax Secured–Series C, 5.00%, due 08/01/24	723,597	Aa1	AAA

See Notes to Financial Statements.

LEBENTHAL NEW YORK MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (Continued)
$1,350,000	New York City Transitional Finance Authority, Future Tax Secured–Series C, 5.00%, due 02/01/33	$1,384,492	Aa1	AAA
420,000	New York City Transitional Finance Authority–Series B, 5.50%, due 02/01/17	455,549	Aa1	AAA
575,000	New York City Transitional Finance Authority–Series C, 5.375%, Prerefunded to 02/01/11, due 02/01/18	629,700	Aa1	AAA
425,000	New York City Transitional Finance Authority–Series C, 5.375%, due 02/01/18	457,368	Aa1	AAA
4,700,000	New York City, New York, (FSA Insured), 2.97%, due 12/01/05, (a)	4,700,000	VMIG1	A-1+
1,965,000	New York City, New York–Series D, (FSA–CR Insured), 5.125%, due 08/01/18	2,087,302	Aaa	AAA
500,000	New York City, New York–Series G, 5.25%, due 08/01/15	535,890	A1	A+
1,550,000	New York Counties Tobacco Trust I, 6.50%, Prerefunded to 06/01/10, due 06/01/35	1,750,368	Aaa	BBB
750,000	New York Counties Tobacco Trust I, 6.50%, due 06/01/35	796,508	Ba1	BBB
1,010,000	New York Counties Tobacco Trust I, 6.625%, Prerefunded to 06/01/10, due 06/01/42	1,145,774	Aaa	BBB
490,000	New York Counties Tobacco Trust I, 6.625%, due 06/01/42	524,854	Ba1	BBB
1,680,000	New York State Dormitory Authority (Columbia University)–Series B, 5.00%, due 07/01/21	1,769,443	Aaa	AAA
1,800,000	New York State Dormitory Authority (Columbia University)–Series B, 5.00%, due 07/01/23	1,882,782	Aaa	AAA
3,000,000	New York State Dormitory Authority (Cornell University)–Series B, 2.97%, due 12/01/05, (a)	3,000,000	VMIG1	A-1+
2,000,000	New York State Dormitory Authority (Court Facilities)–Series A, 5.375%, Prerefunded to 05/15/13, due 05/15/23	2,211,760	A2	A+
4,500,000	New York State Dormitory Authority (Court Facilities)–Series A, 5.50%, Prerefunded to 05/15/13, due 05/15/20	5,012,820	A2	A+
1,660,000	New York State Dormitory Authority (Fordham University), (FGIC Insured), 5.00%, due 07/01/22	1,736,393	Aaa	AAA
5,940,000	New York State Dormitory Authority (Highlands Living), (FHA Insured), 6.60%, due 02/01/34	6,014,666	NR	AA
1,815,000	New York State Dormitory Authority (Manhattan College), (RADIAN Insured), 5.50%, due 07/01/17	1,971,217	NR	AA
2,400,000	New York State Dormitory Authority (Manhattan College), (RADIAN Insured), 5.50%, due 07/01/18	2,606,568	NR	AA
2,285,000	New York State Dormitory Authority (Master Board of Cooperative Education Program), (FSA Insured), 5.00%, due 08/15/23	2,384,832	Aaa	AAA
2,500,000	New York State Dormitory Authority (New York State University)–Series A, (FGIC Insured), 5.125%, Prerefunded to 05/15/12, due 05/15/31	2,728,700	Aaa	AAA
1,205,000	New York State Dormitory Authority (New York University)–Series 1, (AMBAC Insured), 5.50%, due 07/01/19	1,369,904	Aaa	AAA
1,000,000	New York State Dormitory Authority (New York University)–Series 1, (AMBAC Insured), 5.50%, due 07/01/22	1,145,080	Aaa	AAA

See Notes to Financial Statements.

LEBENTHAL NEW YORK MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (Continued)
$1,000,000	New York State Dormitory Authority (Nursing Home–Menorah Campus), (FHA Insured), 6.10%, due 02/01/37	$1,046,990	NR	AAA
250,000	New York State Dormitory Authority (Rochester University)–Series A, 5.25%, due 07/01/23	265,968	A1	A+
200,000	New York State Dormitory Authority (Rochester University)–Series A, 5.25%, due 07/01/24	212,554	A1	A+
2,400,000	New York State Dormitory Authority (W.K. Nursing Home), (FHA Insured), 6.125%, due 02/01/36	2,486,352	NR	AAA
715,000	New York State Dormitory Authority–Series B, (FHA Insured), 6.65%, due 08/15/30	820,477	Aa2	NR
5,525,000	New York State Energy Research & Development Authority–Pollution Control Revenue, (AMBAC Insured), 5.15%, due 11/01/25	5,809,261	Aaa	AAA
985,000	New York State Environmental Facilities Corporation, Personal Income Tax- Series A, (FGIC Insured), 5.00%, due 01/01/23	1,034,811	Aaa	AAA
1,810,000	New York State Housing Finance Agency (Housing Project Mortgage)–Series A, (FSA Insured), 6.125%, due 11/01/20	1,861,350	Aaa	AAA
500,000	New York State Power Authority–Series A, 5.00%, due 11/15/19	527,290	Aa2	AA–
2,980,000	New York State Thruway Authority (General Revenue)–Series E, 5.00%, due 01/01/25	3,043,563	Aa3	AA–
950,000	New York State Thruway Authority (Highway and Bridge), Second Generation–Series B, (FSA Insured), 5.00%, Prerefunded to 04/01/13, due 04/01/17	1,026,760	Aaa	AAA
1,535,000	New York State Thruway Authority (Highway and Bridge)–Series A, (FGIC Insured), 5.50%, Prerefunded to 04/01/11, due 04/01/17	1,691,202	Aaa	AAA
2,190,000	New York State Thruway Authority (Highway and Bridge)–Series C, (AMBAC Insured), 5.00%, due 04/01/20	2,302,873	Aaa	AAA
225,000	New York State Urban Development Corporation, Personal Income Tax Series C-1 (FGIC Insured), 5.50%, Prerefunded to 03/15/13, due 03/15/19	250,299	Aaa	AAA
1,000,000	New York State Urban Development Corporation, Subordinated Lien Corporation Purpose–Series A, 5.125%, due 07/01/20	1,054,260	A2	A
1,520,000	New York State Urban Development Corporation, Subordinated Lien Corporation Purpose–Series A, 5.125%, due 07/01/21	1,600,256	A2	A
3,800,000	New York State Urban Development Corporation (Correctional Facilities), (FSA Insured), 5.25%, Prerefunded to 01/01/11, due 01/01/30	4,099,896	Aaa	AAA
1,000,000	Niagara County, Tobacco Asset Securitization Corporation, 6.25%, due 05/15/40	1,051,670	Ba1
1,000,000	Port Authority New York & New Jersey, Consolidated–132nd Series, 5.00%, due 09/01/25	1,039,850	A1	AA–
335,000	Red Hook, New York Central School District, Refunding, (FSA Insured), 5.125%, due 06/15/18	357,891	Aaa	NR
3,000,000	Sales Tax Asset Receivable Corp., New York–Series A, (AMBAC Insured), 5.00%, due 10/15/29	3,121,980	Aaa	AAA

See Notes to Financial Statements.

LEBENTHAL NEW YORK MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (Concluded)
$1,000,000	Sales Tax Asset Receivable Corp., New York–Series A, (AMBAC Insured), 5.25%, due 10/15/27	$1,070,950	Aaa	AAA
2,400,000	Triborough, New York State Bridge & Tunnel Authority, (MBIA Insured), 5.25%, due 11/15/23	2,579,760	Aaa	AAA
1,485,000	Triborough, New York State Bridge & Tunnel Authority–Series A, 5.00%, Prerefunded to 01/01/12, due 01/01/32	1,595,157	Aa2	AA–
265,000	Triborough, New York State Bridge & Tunnel Authority–Series A, 5.00%, due 01/01/32	269,717	Aa2	AA–
2,000,000	Triborough, New York State Bridge & Tunnel Authority–Series B, 5.00%, due 11/15/27	2,061,540	Aa2	AA–
1,000,000	Triborough, New York State Bridge & Tunnel Authority–Series B, 5.125%, due 11/15/29	1,051,810	Aa2	AA–
885,000	Westchester County, New York Health Care Corporation–Series B, (County Guaranteed), 5.25%, due 11/01/17	942,056	Aaa	AAA
	Total Municipal Bonds (Cost $137,231,188)	143,243,776
Shares
CLOSED-END FUNDS (1.11%)
10,000	Nuveen Insured New York Premium	143,800
100,000	Van Kampen Trust Investment Grade New York Municipals	1,490,000
	Total Closed-End Funds (Cost $1,684,316)	1,633,800
	Total Investments (98.69%) (Cost $138,915,504)†	144,877,576
	Cash and Other Assets, Net of Liabilities (1.31%)	1,922,472
	NET ASSETS (100.00%)	$146,800,048

†  Aggregate cost for federal income tax purposes is $138,901,821.

  Aggregate unrealized appreciation and depreciation, based on cost for federal income tax purposes, are $6,331,871 and $356,116 respectively, resulting in net unrealized appreciation of $5,975,755.

(a)  Variable rate security. The stated rate represents the rate at November 30, 2005. The date shown is next reset date.

  Key

AMBAC  =  Ambac Indemnity Corporation.

AMT  =  Alternative Minimum Tax.

CR  =  Custodian Receipt.

FGIC  =  Financial Guaranty Insurance Corporation.

FHA  =  Federal Housing Administration.

FSA  =  Financial Security Assurance, Inc.

HUD  =  Department of Housing and Urban Development.

LOC  =  Letter of Credit.

MBIA  =  Municipal Bond Insurance Association.

NR  =  Not Rated.

RADIAN  =  Radian Guaranty, Inc.

SONYMA  =  State of New York Mortgage Agency.

See Notes to Financial Statements.

LEBENTHAL NEW JERSEY MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (100.89%)
$415,000	Branchburg, New Jersey Board of Education, (FGIC Insured), 5.00%, due 07/15/21	$435,381	Aaa	AAA
350,000	Delaware River Port Authority, Refunding Port District Project Series A, (FSA Insured), 5.20%, due 01/01/27	367,090	Aaa	AAA
500,000	Freehold Township, New Jersey Board of Education (MBIA Insured), 5.00%, due 02/15/22	522,640	Aaa	AAA
250,000	Gloucester County, New Jersey Improvement Authority–Series A, (MBIA Insured), 5.00%, due 07/15/23	262,283	Aaa	AAA
400,000	Gloucester County, New Jersey Pollution Control Financing Authority (Exxon Mobil), 2.80%, due 12/01/05, (a)	400,000	VMIG1	A-1+
650,000	Mercer County, New Jersey Improvement Authority, Government Leasing Program, (AMBAC Insured), (County Guaranteed), 5.00%, due 12/15/18	690,371	Aaa	AAA
200,000	Middlesex County, New Jersey Import Authority, (MBIA Insured), 5.00%, due 08/01/22	207,808	Aaa	AAA
115,000	Morris County, New Jersey Improvement Authority, School Improvement, (County Guaranteed), 5.00%, due 08/15/16	122,243	Aaa	NR
200,000	New Jersey Economic Development Authority, Cigarette Tax, 5.75%, due 06/15/29	209,612	Baa2	BBB
50,000	New Jersey Economic Development Authority, Heath VLG–96 Project, (LOC–First Union National Bank), 6.00%, due 05/01/16,*	50,844	NR	AA–
25,000	New Jersey Economic Development Authority, Heath VLJ–96 Project, (LOC–First Union National Bank), 6.00%, Prerefunded to 05/01/06, due 05/01/16,*	25,526	NR	AA–
250,000	New Jersey Economic Development Authority, Liberty State Park Project–Series C, (FSA Insured), 5.00%, due 03/01/27	259,935	Aaa	AAA
100,000	New Jersey Economic Development Authority, New Jersey American Water Co. Project A, (FGIC Insured), Subject to AMT, 6.875%, due 11/01/34	101,280	Aaa	AAA
100,000	New Jersey Economic Development Authority, Public Service Electric & Gas Company Project, (MBIA Insured), Subject to AMT, 6.40%, due 05/01/32	101,001	Aaa	AAA
150,000	New Jersey Economic Development Authority, Refunding–Burlington Coat Factory, (LOC–First Union National Bank), 6.125%, due 09/01/10	150,549	Aa3	NR
100,000	New Jersey Economic Development Authority, Stolthaven Project–Series A, (LOC–Citibank N.A.), 2.90%, due 12/01/05, (a)	100,000	P1	A-1+
300,000	New Jersey Economic Development Authority, Water Facilities Revenue Project B, (AMBAC Insured), 3.03%, due 12/01/05, (a)	300,000	VMIG1	A-1+
125,000	New Jersey Health Care Facilities Financing Authority, General Hospital Center at Passaic, (FSA Insured), 6.75%, due 07/01/19	151,915	Aaa	AAA
150,000	New Jersey Health Care Facilities Financing Authority, Robert Wood Johnson University Hospital, 5.75%, due 07/01/25	159,087	A2	A–
150,000	New Jersey Health Care Facilities Financing Authority, Saint Joseph's Hospital & Medical Center, (Connie Lee Insured), 6.00%, due 07/01/26	155,131	NR	AAA
500,000	New Jersey State, Variable Purpose, (FGIC Insured), 5.00%, Prerefunded to 08/01/12, due 08/01/22	537,685	Aaa	AAA

See Notes to Financial Statements.

LEBENTHAL NEW JERSEY MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

Ratings (Unaudited)
Face Amount	Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (Concluded)

$250,000	New Jersey State Educational Facilities Authority, Kean University–Series D, (FGIC Insured), 5.25%, due 07/01/23	$268,910	Aaa	AAA
500,000	New Jersey State Educational Facilities Authority, Montclair State University–Series F, (FGIC Insured), 5.00%, due 07/01/31	511,960	Aaa	AAA
275,000	New Jersey State Educational Facilities Authority, Princeton University–Series D, 5.00%, due 07/01/26	287,884	Aaa	AAA
100,000	New Jersey State Educational Facilities Authority, Rowan University–Series C, (FGIC Insured), 5.00%, due 07/01/31	102,761	Aaa	AAA
20,000	New Jersey State Higher Education Assistance Authority, Student Loan–Series A, (AMBAC Insured), Subject to AMT, 5.30%, due 06/01/17	20,336	Aaa	AAA
100,000	New Jersey State Housing & Mortgage Finance Agency, Multi-Family Housing Revenue Bond–Series A, (AMBAC Insured), Subject to AMT, 6.25%, due 05/01/28	102,487	Aaa	AAA
300,000	New Jersey State Housing & Mortgage Finance Agency, Multi-Family Housing Revenue Bond–Series B, (FSA Insured), 6.15%, due 11/01/20	315,315	Aaa	AAA
325,000	New Jersey State Transport Trust Fund Authority, Transport Systems–Series C, 5.50%, Prerefunded to 06/15/13, due 06/15/24	361,874	Aaa	AAA
400,000	New Jersey State Turnpike Authority, Highway Improvement–Series A, (FGIC Insured), 5.00%, due 01/01/19	422,852	Aaa	AAA
400,000	Old Bridge, New Jersey Board of Education, (MBIA Insured), 5.00%, due 07/15/30	411,224	Aaa	AAA
70,000	Puerto Rico Housing Bank & Finance Agency, Single Family Mortgage, Affordable Housing Mortgage–Portfolio I, (GNMA/FNMA/FHLMC Insured), Subject to AMT, 6.25%, due 04/01/29	71,163	Aaa	NR
300,000	Tobacco Settlement Financing Corporation, New Jersey, 6.125%, due 06/01/42	310,299	Baa3	BBB
250,000	Tobacco Settlement Financing Corporation, New Jersey, 7.00%, due 06/01/41	283,805	Baa3	BBB
400,000	Trenton City, New Jersey, (MBIA Insured), 5.00%, due 12/01/26	417,936	Aaa
500,000	Union County, New Jersey Improvement Authority, Madison Redevelopment Project, (FSA Insured), 5.00%, due 03/01/25	520,770	Aa1	NR
250,000	University Medicine & Dentistry, New Jersey, (AMBAC Insured), 5.00%, due 04/15/22	262,878	Aaa	AAA
250,000	University Medicine & Dentistry, New Jersey–Series A, (AMBAC Insured), 5.125%, due 12/01/22	265,365	Aaa	AAA
100,000	University Puerto Rico Revenue–Series O, (MBIA Insured), 5.375%, due 06/01/30	100,874	Aaa	AAA
250,000	Willingboro New Jersey Utilities Authority–Series H, (AMBAC Insured), 5.25%, Prerefunded to 01/01/10, due 01/01/21	266,612	Aaa	NR
	Total Municipal Bonds (Cost $10,262,938)	10,615,686
	Total Investments (100.89%) (Cost $10,262,938)†	10,615,686
	Liabilities in Excess of Cash and Other Assets (–0.89%)	(93,391)
	NET ASSETS (100.00%)	$10,522,295

See Notes to Financial Statements.

LEBENTHAL NEW JERSEY MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

†  Aggregate cost for federal income tax purposes is $10,262,820.

  Aggregate unrealized appreciation and depreciation, based on cost for federal income tax purposes, are $368,559 and $15,693 respectively, resulting in net unrealized appreciation of $352,866.

(a)  Variable rate security. The stated rate represents the rate at November 30, 2005. The date shown is next reset date.

*  Restricted security subject to restrictions on resale under federal securities laws. Security represents 0.73% of net assets.

  Key

AMBAC  =  Ambac Indemnity Corporation.

AMT  =  Alternative Minimum Tax.

Connie Lee  =  College Construction Loan Insurance Association.

FGIC  =  Financial Guaranty Insurance Corporation.

FHLMC  =  Federal Home Loan Mortgage Corporation.

FNMA  =  Federal National Mortgage Association.

FSA  =  Financial Security Assurance, Inc.

GNMA  =  Government National Mortgage Association.

LOC  =  Letter of Credit.

MBIA  =  Municipal Bond Insurance Association.

NR  =  Not Rated.

See Notes to Financial Statements.

LEBENTHAL TAXABLE MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (91.43%)
$350,000	Allen County, Indiana War Memorial Coliseum Additions Building Corporation–Series B, (AMBAC Insured), 6.875%, due 11/01/25	$376,918	Aaa	NR
300,000	Bridgeport, Connecticut Taxable Pension Bonds, General Obligation, (FGIC Insured), 7.64%, due 01/15/30	377,523	Aaa	AAA
600,000	Broward County, Florida Airport Systems Revenue, Taxable–Series J-2, (AMBAC Insured), 6.90%, due 10/01/21	690,606	Aaa	AAA
150,000	Connecticut State Health & Educational Facilities Authority, Maefair Health Care, 9.20%, due 11/01/24	207,174	A1	AA
150,000	Connecticut State Health & Educational Facilities Authority, Shady Knoll Center, 8.90%, due 11/01/24	202,810	A1	AA
250,000	Cuyahoga County, Ohio Economic Development, Gateway Arena Project–Series A, 8.625%, due 06/01/22	315,703	Aa2	NR
300,000	Dallas, Texas, Taxable Pension–Series A, 5.195%, due 02/15/35	291,330	Aa1	AA+
225,000	Detroit, Michigan Downtown Development Authority Tax Increment Revenue, Taxable-Development Area No.1 Project-B, (MBIA Insured), 6.68%, due 07/01/28	259,261	Aaa	AAA
100,000	Florida Housing Finance Agency, Mariner Club–K-2, (AMBAC Insured), 8.25%, due 09/01/15	103,786	Aaa	AAA
250,000	Fresno County, California Pension Obligation, (FGIC Insured), 6.67%, due 08/15/18	280,155	Aaa	AAA
500,000	Glendale, Arizona Municipal Property Corporate Excise Tax–Series B, (AMBAC Insured), 5.58%, due 07/01/32	501,775	Aaa	AAA
425,000	Harrisburg, Pennsylvania, Resource Recovery Facilities Authority–Series B, (FSA Insured), 8.05%, Prerefunded to 09/01/10, due 09/01/25	488,635	Aaa	AAA
75,000	Idaho Housing Agency, (HUD Section 8 Insured), 8.50%, due 07/01/09	75,864	A2
250,000	Industry, California, General Obligation, (MBIA Insured), 6.70%, due 07/01/21	257,160	Aaa	AAA
265,000	Kern County, California Pension Obligation, (MBIA Insured), 7.26%, due 08/15/14	300,568	Aaa	AAA
400,000	Los Angeles, California Certificates of Participation, Real Property–AK, 7.25%, due 04/01/29	413,988	A2	NR
200,000	Los Angeles, California Community Redevelopment Agency, Monterey–Series D, (FSA Insured), 6.60%, due 09/01/20	215,982	Aaa	AAA
100,000	Maryland State Transportation Authority Limited, Baltimore–Washington International, (MBIA Insured), 6.48%, due 07/01/22	111,521	Aaa	NR
500,000	Miami Dade County, Florida Educational Facilities Authority, Taxable–University of Miami–Series B (AMBAC Insured), 5.36%, due 04/01/24	506,435	Aaa	AAA
200,000	Michigan State Housing Development Authority–Series A, (AMBAC Insured), 8.30%, due 11/01/15	236,088	Aaa	AAA
10,000	Minnesota State Housing Finance Agency, Single Family Mortgage–Series G, 8.05%, due 01/01/12	10,020	Aa1	AA+
250,000	New Jersey Economic Development Authority, State Pension Funding, Revenue–Series B (FSA Insured), 0.00%**, due 02/15/21	111,968	Aaa	AAA

See Notes to Financial Statements.

LEBENTHAL TAXABLE MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

			Ratings (Unaudited)
Face Amount		Value (Note 1)	Moody's	Standard & Poor's
MUNICIPAL BONDS (Continued)
$10,000	New Jersey State Turnpike Authority, Turnpike Revenue,–Taxable Series B, (AMBAC Insured), 4.252%, Prerefunded to 1/01/15, due 01/01/16	$9,500	Aaa	AAA
580,000	New York State Dormitory Authority Revenues, Highland Hospital–Series B, (MBIA/FHA Insured), 7.45%, Prerefunded to 02/01/08, due 08/01/35	637,930	Aaa	AAA
300,000	New York State Housing Finance Agency, Multi-family Housing–Series B, (FHA Insured), 8.25%, due 05/15/35	306,522	Aa1	AAA
500,000	Ohio State, Developmental Assistance, (MBIA Insured), 5.32%, due 10/01/18	496,290	Aaa	AAA
300,000	Oregon School Boards Association, Taxable-Pension–Series B, (FGIC Insured), 5.55%, due 06/30/28	305,538	Aaa	AAA
500,000	Oregon State, General Obligation, Taxable–Series B, 5.762%, due 06/01/23	530,085	Aa3	AA–
330,000	Philadelphia, Pennsylvania School District Taxable–Series C, (FSA Insured), 5.09%, due 07/01/20	319,747	Aaa	AAA
600,000	Richland Lexington, South Carolina Airport District, Columbia Metropolitan Airport–Series B, (FSA Insured), 6.59%, due 01/01/17	656,040	Aaa	AAA
300,000	Rosemont, Illinois Tax Increment Project 5, (FGIC Insured), 6.95%, due 12/01/20	330,057	Aaa	AAA
225,000	Sacramento County, California–Series A, (MBIA Insured), 7.68%, due 08/15/21	281,797	Aaa	AAA
130,000	San Diego State University Foundation–Series B, (MBIA Insured), 6.70%, due 03/01/22	138,711	Aaa	AAA
185,000	Texas State, Department of Housing and Community Affairs–Series C-1, (MBIA Insured), 7.76%, due 09/01/17	188,972	Aaa	AAA
275,185	Tobacco Settlement Funding Corporation, Louisiana Revenue–Series 2001A, 6.36%, due 05/15/25	273,911	Baa3	BBB
500,000	University of New Mexico, Certificates of Participation, (MBIA Insured), 8.00%, due 06/30/25	553,935	Aaa	AAA
500,000	West Haven, Connecticut, (MBIA Insured), 5.84%, due 03/15/22	518,820	Aaa	AAA
	Total Municipal Bonds (Cost $10,930,309)	11,883,125
Shares
CLOSED-END FUNDS (3.17%)
16,900	BlackRock Income Trust Incorporated	100,386
37,900	Hyperion Total Return Fund Incorporated	311,538
	Total Closed-End Funds (Cost $427,618)	411,924
	Total Investments (94.60%) (Cost $11,357,927)†	12,295,049
	Cash and Other Assets, Net of Liabilities (5.40%)	701,635
	NET ASSETS (100.00%)	$12,996,684

See Notes to Financial Statements.

LEBENTHAL TAXABLE MUNICIPAL BOND FUND
SCHEDULE OF INVESTMENTS
NOVEMBER 30, 2005

†  Aggregate cost for federal income tax purposes is $11,358,158.

  Aggregate unrealized appreciation and depreciation, based on cost for federal income tax purposes, are $978,327 and $41,436 respectively, resulting in net unrealized appreciation of $936,891.

**  Zero Coupon Bond.

  Key

AMBAC  =  Ambac Indemnity Corporation.

FGIC  =  Financial Guaranty Insurance Corporation.

FHA  =  Federal Housing Administration.

FSA  =  Financial Security Assurance, Inc.

HUD  =  Department of Housing and Urban Development.

MBIA  =  Municipal Bond Insurance Association.

NR  =  Not Rated.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
STATEMENTS OF ASSETS AND LIABILITIES
NOVEMBER 30, 2005

	Lebenthal New York Municipal Bond Fund	Lebenthal New Jersey Municipal Bond Fund	Lebenthal Taxable Municipal Bond Fund
ASSETS
Investment in securities, at value (cost $138,915,504 $10,262,938 and $11,357,927)	$144,877,576	$10,615,686	$12,295,049
Cash	23,496	83,383	180,216
Receivables:
Securities sold	2,643,921	—	474,326
Capital shares sold	55,579	—	—
Interest and dividends	1,911,496	179,613	219,351
Due from Manager	—	11,273	2,474
Total assets	149,512,068	10,889,955	13,171,416
LIABILITIES
Payables:
Capital shares redeemed	2,112,120	314,491	99,679
Dividends declared	284,238	22,843	36,539
Distribution fee payable (Note 3)	115,779	—	—
Management fee payable (Note 2)	28,502	2,265	2,853
Administration fee payable	15,411	7,083	5,904
Directors' fee payable	703	418	694
Accrued expenses and other liabilities	155,267	20,560	29,063
Total liabilities	2,712,020	367,660	174,732
NET ASSETS	$146,800,048	$10,522,295	$12,996,684
NET ASSETS consist of:
Par value	$17,540	$1,452	$1,679
Paid in capital	138,331,166	9,928,933	11,989,788
Undistributed(Accumulated) net investment income/(loss)	(284,238)	16	(36,539)
Accumulated net realized gain on investments	2,773,508	239,146	104,634
Unrealized appreciation on investments — net	5,962,072	352,748	937,122
Total net assets	$146,800,048	$10,522,295	$12,996,684
CLASS A
Net Assets	$139,912,458	$10,522,295	$12,996,684
Shares outstanding (Note 4)	16,718,227	1,452,278	1,679,202
Net asset value and redemption price per share	$8.37	$7.25	$7.74
Maximum offering price per share*	$8.76	$7.59	$8.10
CLASS B
Net Assets	$6,887,590	$—	$—
Shares outstanding (Note 4)	821,581	—	—
Net asset value, and redemption price per share**	$8.38	$—	$—

*  The sales charge for Class A shares is 4.5% of the offering price on a single sale of less than $50,000, reduced on sales of $50,000 or more and certain other sales.

**  Class B shares are sold without an initial sales charge, but are subject to a 5% contingent deferred sales charge if shares are redeemed within 11 months, reduced on shares held over 12 months.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
STATEMENTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2005

	Lebenthal New York Municipal Bond Fund	Lebenthal New Jersey Municipal Bond Fund	Lebenthal Taxable Municipal Bond Fund
INVESTMENT INCOME
Income:
Interest	$7,659,991	$570,661	$985,441
Dividends	818,405	57,372	65,918
Total income	8,478,396	628,033	1,051,359
Expenses:
Management fee (Note 2)	377,403	32,749	43,666
Distribution fee:
Class A (Note 3)	405,545	32,749	43,666
Class B (Note 3)	77,333	—	—
Shareholder servicing fees:
Class A	91,393	34,260	35,372
Class B	32,660	—	—
Administration fee	152,748	22,819	26,396
Printing	37,851	3,667	4,021
Custodian fee	23,146	5,710	7,124
Legal and compliance fees	183,727	14,068	20,582
Auditing and accounting fees	94,398	45,097	49,849
Directors' fees	29,281	2,673	3,905
Registration fees:
Class A	7,907	3,608	12,426
Class B	4,211	—	—
Other	75,915	7,306	9,343
Total expenses	1,593,518	204,706	256,350
Less: Reimbursement of expenses by Manager (Note 2)	—	(46,944)	(37,802)
Fees waived by Distributor (Note 3)	(38,947)	(32,749)	(43,666)
Fees paid indirectly (Note 1)	(463)	(566)	(219)
Net expenses	1,554,108	124,447	174,663
Net investment income	6,924,288	503,586	876,696
REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS
Net realized gain on investments	2,934,128	241,240	123,929
Net realized gain from underlying funds' distributions	6,346	—	—
Change in unrealized appreciation/depreciation of investments	(543,247)	(82,498)	(279,140)
Net realized and unrealized gain/(loss) on investments	2,397,227	158,742	(155,211)
Increase in net assets from operations	$9,321,515	$662,328	$721,485

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED NOVEMBER 30, 2005 AND 2004

	Lebenthal New York Municipal Bond Fund		Lebenthal New Jersey Municipal Bond Fund
	Year Ended November 30, 2005	Year Ended November 30, 2004	Year Ended November 30, 2005	Year Ended November 30, 2004
INCREASE (DECREASE) IN NET ASSETS
Operations:
Net investment income	$6,924,288	$7,504,752	$503,586	$574,485
Net realized gain on investments	2,940,474	145,624	241,240	121,609
Change in unrealized appreciation/ depreciation of investments	(543,247)	(2,509,956)	(82,498)	(172,753)
Increase in net assets from operations	9,321,515	5,140,420	662,328	523,341
Dividends from net investment income:
Class A shares	(6,651,921)*	(7,197,169)**	(503,647)*	(574,168)**
Class B shares	(265,726)*	(301,409)**	—	—
Distributions from net realized capital gains:
Class A Shares	(49,904)	(1,104,110)	(53,186)	—
Class B Shares	(2,390)	(58,481)	—	—
Capital share transactions (Note 4)	(22,947,669)	(15,564,404)	(3,046,063)	(1,419,237)
Total decrease	(20,596,095)	(19,085,153)	(2,940,568)	(1,470,064)
Net assets:
Beginning of period	167,396,143	186,481,296	13,462,863	14,932,927
End of period (1)	$146,800,048	$167,396,143	$10,522,295	$13,462,863
(1) Includes Undistributed/ (Accumulated) Net Investment Income/(Loss)	$(284,238)	$(315,128)	$16	$17

(Unaudited Information)

*  99.75% and 99.12% designated as exempt interest dividends for federal income tax purposes for New York Municipal Bond Fund and New Jersey Municipal Bond Fund, respectively.

**  98.96% and 98.97% designated as exempt interest dividends for federal income tax purposes for New York Municipal Bond Fund and New Jersey Municipal Bond Fund, respectively.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
YEARS ENDED NOVEMBER 30, 2005 AND 2004

	Lebenthal Taxable Municipal Bond Fund
	Year Ended November 30, 2005	Year Ended November 30, 2004
INCREASE (DECREASE) IN NET ASSETS
Operations:
Net investment income	$876,696	$1,001,332
Net realized gain on investments	123,929	56,101
Change in unrealized appreciation/depreciation of investments	(279,140)	(45,236)
Increase in net assets from operations	721,485	1,012,197
Dividends from net investment income	(880,575)	(1,001,146)
Distributions from net realized capital gains	(32,263)	—
Capital share transactions (Note 4)	(5,238,812)	(1,702,284)
Total decrease	(5,430,165)	(1,691,233)
Net assets:
Beginning of period	18,426,849	20,118,082
End of period (1)	$12,996,684	$18,426,849
(1) Includes Undistributed/(Accumulated) Net Investment (Loss)	$(36,539)	$(47,272)

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
FINANCIAL HIGHLIGHTS
Selected data for a share of capital stock outstanding throughout each period:

	Lebenthal New York Municipal Bond Fund—Class A
	Year Ended November 30,
	2005	2004	2003	2002		2001
Per Share Operating Performance:
Net asset value, beginning of period	$8.26	$8.41	$8.33	$8.31		$7.92
Income from investment operations:
Net investment income	0.34	0.35	0.36	0.38	(a)	0.41
Net realized and unrealized gain/(loss) on investments	0.11	(0.10)	0.11	0.05		0.39
Total from investment operations	0.45	0.25	0.47	0.43		0.80
Less distributions:
Dividends from net investment income	(0.34)	(0.35)	(0.36)	(0.41)		(0.41)
Distributions from net realized gain on investments	(0.00)**	(0.05)	(0.03)	—		—
Total distributions	(0.34)	(0.40)	(0.39)	(0.41)		(0.41)
Net asset value, end of period	$8.37	$8.26	$8.41	$8.33		$8.31
Total Return
(without deduction of sales load)	5.59%	3.07%	5.76%	4.93%		10.20%
Ratios/Supplemental Data
Net assets, end of period (000)	$139,912	$159,634	$177,154	$165,093		$147,456
Ratio to average net assets:
Expenses	0.88%*	0.87%*	0.85%*	0.88	%*	0.81%*
Net investment income	4.11%	4.21%	4.30%	4.58	% (a)	4.93%
Portfolio turnover	36.05%	11.38%	16.64%	13.05%		46.32%

*  Includes fees paid indirectly of less than 0.01% of average net assets.

**  Amount represents less than ($0.01) per share.

(a)  If the Fund had not adopted the provision of the AICPA Audit and Accounting Guide for Investment Companies, which requires the amortization of premiums and accretion of discounts on debt securities using the effective interest method, net investment income per share and the ratio of net investment income to average net assets would have been the same as noted above.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
FINANCIAL HIGHLIGHTS (CONTINUED)
Selected data for a share of capital stock outstanding throughout each period:

	Lebenthal New York Municipal Bond Fund—Class B
	Year Ended November 30,
	2005	2004	2003	2002		2001
Per Share Operating Performance:
Net asset value, beginning of period	$8.27	$8.42	$8.34	$8.31		$7.92
Income from investment operations:
Net investment income	0.29	0.29	0.31	0.33	(a)	0.35
Net realized and unrealized gain/(loss) on investments	0.11	(0.10)	0.10	0.05		0.39
Total from investment operations	0.40	0.19	0.41	0.38		0.74
Less distributions:
Dividends from net investment income	(0.29)	(0.29)	(0.30)	(0.35)		(0.35)
Distributions from net realized gain on investments	(0.00)**	(0.05)	(0.03)	—		—
Total distributions	(0.29)	(0.34)	(0.33)	(0.35)		(0.35)
Net asset value, end of period	$8.38	$8.27	$8.42	$8.34		$8.31
Total Return
(without deduction of sales load)	4.89%	2.37%	5.02%	4.34%		9.39%
Ratios/Supplemental Data
Net assets, end of period (000)	$6,888	$7,763	$9,328	$7,807		$6,142
Ratio to average net assets:
Expenses †	1.55%*	1.55%*	1.55%*	1.55	%*	1.55%*
Net investment income	3.44%	3.53%	3.59%	3.90	% (a)	4.16%
Portfolio turnover	36.05%	11.38%	16.64%	13.05%		46.32%

*  Includes fees paid indirectly of less than 0.01% of average net assets.

**  Amount represents less than ($0.01) per share.

†  If the Investment Manager had not waived fees and reimbursed expenses and the Administrator and Distributor had not waived fees, the ratio of operating expenses to average assets would have been 2.05%, 2.00%, 1.96%, 2.08%, and 2.11%, for the years ended November 30, 2005, 2004, 2003, 2002 and 2001, respectively.

(a)  If the Fund had not adopted the provision of the AICPA Audit and Accounting Guide for Investment Companies, which requires the amortization of premiums and accretion of discounts on debt securities using the effective interest method, net investment income per share and the ratio of net investment income to average net assets would have been the same as noted above.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
FINANCIAL HIGHLIGHTS (CONTINUED)
Selected data for a share of capital stock outstanding throughout each period:

	Lebenthal New Jersey Municipal Bond Fund
	Year Ended November 30,
	2005	2004	2003	2002		2001
Per Share Operating Performance:
Net asset value, beginning of period	$7.21	$7.20	$7.05	$6.99		$6.73
Income from investment operations:
Net investment income	0.28	0.29	0.30	0.31	(a)	0.33
Net realized and unrealized gain on investments	0.07	0.01	0.15	0.06		0.26
Total from investment operations	0.35	0.30	0.45	0.37		0.59
Less distributions:
Dividends from net investment income	(0.28)	(0.29)	(0.30)	(0.31)		(0.33)
Distributions from net realized gain on investments	(0.03)	—	—	—		—
Total distributions	(0.31)	(0.29)	(0.30)	(0.31)		(0.33)
Net asset value, end of period	$7.25	$7.21	$7.20	$7.05		$6.99
Total Return
(without deduction of sales load)	4.89%	4.26%	6.47%	5.39%		8.90%
Ratios/Supplemental Data
Net assets, end of period (000)	$10,522	$13,463	$14,933	$13,078		$11,356
Ratio to average net assets:
Expenses †	0.95%*	0.95%*	0.95%*	0.95	%*	0.93%*
Net investment income	3.85%	4.03%	4.17%	4.41	% (a)	4.66%
Portfolio turnover	32.66%	8.80%	15.63%	21.46%		30.46%

*  Includes fees paid indirectly of less than 0.01% of average net assets.

†  If the Investment Manager had not waived fees and reimbursed expenses and the Administrator and Distributor had not waived fees, the ratio of operating expenses to average assets would have been 1.56%, 1.37%, 1.32%, 1.48%, and 1.47%, for the years ended November 30, 2005, 2004, 2003, 2002 and 2001, respectively.

(a)  If the Fund had not adopted the provision of the AICPA Audit and Accounting Guide for Investment Companies, which requires the amortization of premiums and accretion of discounts on debt securities using the effective interest method, net investment income per share would have been the same as noted above and the ratio of net investment income to average net assets would have been 4.40%.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
FINANCIAL HIGHLIGHTS (CONCLUDED)
Selected data for a share of capital stock outstanding throughout each period:

	Lebenthal Taxable Municipal Bond Fund
	Year Ended November 30,
	2005	2004	2003	2002		2001
Per Share Operating Performance:
Net asset value, beginning of period	$7.85	$7.84	$7.80	$7.49		$7.11
Income from investment operations:
Net investment income	0.39	0.40	0.41	0.44	(a)	0.47
Net realized and unrealized gain/(loss) on investments	(0.09)	0.01	0.04	0.33		0.40
Total from investment operations	0.30	0.41	0.45	0.77		0.87
Less distributions:
Dividends from net investment income	(0.40)	(0.40)	(0.41)	(0.46)		(0.49)
Distributions from net realized gain on investments	(0.01)	—	(0.00)**	—		—
Total distributions	(0.41)	(0.40)	(0.41)	(0.46)		(0.49)
Net asset value, end of period	$7.74	$7.85	$7.84	$7.80		$7.49
Total Return
(without deduction of sales load)	3.85%	5.41%	5.80%	10.36%		12.22%
Ratios/Supplemental Data
Net assets, end of period (000)	$12,997	$18,427	$20,118	$15,738		$13,601
Ratio to average net assets:
Expenses †	1.00%*	1.00%*	1.00%*	1.00	%*	1.00%*
Net investment income	5.03%	5.15%	5.09%	5.83	% (a)	6.34%
Portfolio turnover	8.52%	13.69%	7.83%	22.46%		54.63%

*  Includes fees paid indirectly of less than 0.01% of average net assets.

**  Amount represents less than ($0.01) per share.

†  If the Investment Manager had not waived fees and reimbursed expenses and the Administrator and Distributor had not waived fees, the ratio of operating expenses to average assets would have been 1.47%, 1.30%, 1.24%, 1.34%, and 1.35%, for the years ended November 30, 2005, 2004, 2003, 2002 and 2001, respectively.

(a)  If the Fund had not adopted the provision of the AICPA Audit and Accounting Guide for Investment Companies, which requires the amortization of premiums and accretion of discounts on debt securities using the effective interest method, net investment income per share and the ratio of net investment income to average net assets would have been the same as noted above.

See Notes to Financial Statements.

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Accounting Policies

Lebenthal Funds, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company consisting of Lebenthal New York Municipal Bond Fund (the "New York Bond Fund"), Lebenthal New Jersey Municipal Bond Fund (the "New Jersey Bond Fund") and Lebenthal Taxable Municipal Bond Fund (the "Taxable Bond Fund") (each, a "Fund" and collectively, the "Funds"). Effective December 3, 1997, the New York Bond Fund began to offer a second class of shares, Class B. Class B shares are sold without an initial sales charge but will have a higher expense ratio than Class A shares due to higher 12b-1 fees. The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America as follows:

a) Valuation of Securities -

Municipal obligations are stated on the basis of valuations provided by a pricing service approved by the Board of Directors, which uses information with respect to transactions in bonds, quotations from bond dealers, market transactions in comparable securities and various relationships between securities in determining value. If a pricing service is not used, municipal obligations will be valued at quoted prices provided by municipal bond dealers. Other securities for which transaction prices are readily available are stated at market value (determined on the basis of the last reported sales price, or a similar means). Short-term investments that will mature in sixty (60) days or less are stated at amortized cost, which approximates market value. All other securities and assets are valued at their fair market value as determined in good faith by or under the direction of the Board of Directors.

b) Federal Income Taxes -

It is the Funds' policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of their tax-exempt and taxable income to their shareholders. Therefore, no provision for Federal income tax is required.

c) Dividends and Distributions -

Dividends from net investment income are declared daily and paid monthly. Distributions of net capital gains, if any, realized on sales of investments are made after the close of the Funds' fiscal year, as declared by the Funds' Board of Directors.

d) General -

Securities transactions are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the identified cost basis. Interest income is recorded on the accrual basis and dividend income is recorded on the ex-dividend date. Premiums and original issue discounts on securities purchased are amortized over the life of the respective securities. For the New York Bond Fund, investment income and realized and unrealized gains and losses are allocated to each class based upon the relative daily net assets of each class of share. Expenses that are directly attributable to a class are charged only to

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Summary of Accounting Policies (Continued)

that class. Expenses not directly attributable to a specific class are allocated based upon the relative daily net assets of each class of shares.

e) Fees Paid Indirectly -

Funds leaving excess cash in demand deposit accounts may receive credits which are available to offset custody expenses. The Statements of Operations report gross custody expense, and reflect the amount of such credits as a reduction in total expenses, of $463, $566, and $219, for the New York Bond Fund, New Jersey Bond Fund, and Taxable Bond Fund, respectively.

f) Estimates -

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Funds to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

2. Investment Management Fees and Other Transactions with Affiliates

Under the Management Contract, the Funds pay a management fee to Boston Advisors, Inc. (the "Manager"), a division of Boston Advisors, Inc., equal to 0.25% of each Fund's average daily net assets up to $50 million; 0.225% of such assets between $50 million and $100 million; and 0.20% of such assets in excess of $100 million. The Manager manages the portfolio of securities of each Fund and makes decisions with respect to the purchase and sale of investments. Although not required to do so, the Manager has voluntarily agreed to reimburse expenses for the New Jersey Bond Fund and Taxable Bond Fund in the amount of $46,944 and $37,802, respectively. As this waiver is voluntary, it may be terminated at any time.

For the year ended November 30, 2005, Advest, Inc. (the "Distributor"), an affiliate of the Manager, retained commissions from the sales of shares of the Company in the following amounts:

Commissions retained by Advest, Inc.
Lebenthal New York Municipal Bond Fund — Class A	$188,239
Lebenthal New York Municipal Bond Fund — Class B	13,567
Lebenthal New Jersey Municipal Bond Fund	13,322
Lebenthal Taxable Municipal Bond Fund	16,782
$231,910

The Directors of the Company who are unaffiliated with the Manager or the Distributor are paid $6,250 per annum, plus an additional $1,000 for the Audit Committee Chair.

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. Distribution Plan

Pursuant to a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended, the Company and the Distributor have entered into a Distribution Agreement. For its services under the Distribution Agreement, the Distributor receives a fee equal to 0.25% of the Fund's average daily net assets for the New York Bond Fund — Class A shares, the New Jersey Bond Fund, and the Taxable Bond Fund, and, 1.00% for the New York Bond Fund — Class B shares. For the year ended November 30, 2005, the Distributor voluntarily waived fees of $38,947, $32,749 and $43,666 for the New York Bond Fund — Class B shares, the New Jersey Bond Fund, and the Taxable Bond Fund, respectively. There were no additional expenses borne by the Company pursuant to the Distribution Plan.

4. Capital Stock

Transactions in capital stock were as follows:

	Lebenthal New York Municipal Bond Fund — Class A Year Ended November 30, 2005		Lebenthal New York Municipal Bond Fund — Class A Year Ended November 30, 2004
	Shares	Amount	Shares	Amount
Sold	936,091	$7,887,988	1,164,657	$9,682,633
Issued as reinvestment of dividends	619,374	5,214,190	788,015	6,559,017
Redeemed	(4,170,728)	(35,070,428)	(3,684,987)	(30,392,551)
Net decrease	(2,615,263)	$(21,968,250)	(1,732,315)	$(14,150,901)
Maximum shares authorized ($0.001 par value)	4,000,000,000
	Lebenthal New York Municipal Bond Fund — Class B Year Ended November 30, 2005		Lebenthal New York Municipal Bond Fund — Class B Year Ended November 30, 2004
	Shares	Amount	Shares	Amount
Sold	18,091	$152,499	40,386	$336,410
Issued as reinvestment of dividends	25,657	216,282	34,928	291,471
Redeemed	(160,705)	(1,348,200)	(244,039)	(2,041,384)
Net decrease	(116,957)	$(979,419)	(168,725)	$(1,413,503)
Maximum shares authorized ($0.001 par value)	4,000,000,000

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Capital Stock (Continued)

	Lebenthal New Jersey Municipal Bond Fund Year Ended November 30, 2005		Lebenthal New Jersey Municipal Bond Fund Year Ended November 30, 2004
	Shares	Amount	Shares	Amount
Sold	72,422	$529,915	92,622	$667,415
Issued as reinvestment of dividends	54,515	398,936	57,925	416,144
Redeemed	(542,090)	(3,974,914)	(356,135)	(2,502,796)
Net decrease	(415,153)	$(3,046,063)	(205,588)	$(1,419,237)
Shares authorized ($0.001 par value)	4,000,000,000
	Lebenthal Taxable Municipal Bond Fund Year Ended November 30, 2005		Lebenthal Taxable Municipal Bond Fund Year Ended November 30, 2004
	Shares	Amount	Shares	Amount
Sold	71,563	$568,491	212,503	$1,683,791
Issued as reinvestment of dividends	78,840	624,260	86,012	675,630
Redeemed	(817,644)	(6,431,563)	(517,404)	(4,061,705)
Net decrease	(667,241)	$(5,238,812)	(218,889)	$(1,702,284)
Shares authorized ($0.001 par value)	4,000,000,000

5. Investment Transactions

Purchases of investment securities for the New York Bond Fund, the New Jersey Bond Fund, and the Taxable Bond Fund, other than short-term debt obligations and government securities having maturities of one year or less, were $59,926,020, $4,151,576, and $1,433,353, respectively. Sales of investment securities for the New York Bond Fund, the New Jersey Bond Fund, and the Taxable Bond Fund, other than short-term obligations, were $77,045,470, $6,511,049, and $6,577,585, respectively.

6. Income Taxes and Distributions to Shareholders

Income dividends and capital gain distributions are determined in accordance with income tax regulations, which may differ from accounting principles generally accepted in the United States of America. These differences are primarily due to differing treatments of income and gain on various investment securities held by each Fund, timing differences and differing characterization of distributions made by each Fund as a whole.

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Income Taxes and Distributions to Shareholders (Continued)

As determined on November 30, 2005, permanent differences resulting primarily from different book and tax accounting for amortization of bond premiums and characterization of distributions were reclassified at year end. These reclassifications had no effect on increase in net assets from operations, net assets or net assets per share of each Fund.

The tax character of distributions paid to shareholders during the years ended November 30, 2005 and 2004 was as follows:

	Tax-Exempt Income	Ordinary Income	Long-term Capital Gain	Total
Year ended November 30, 2005:
Lebenthal New York Municipal Bond Fund	$6,869,628	$48,019	$52,294	$6,969,941
Lebenthal New Jersey Municipal Bond Fund	499,194	4,453	53,186	556,833
Lebenthal Taxable Municipal Bond Fund	—	893,772	19,066	912,838
Year ended November 30, 2004:
Lebenthal New York Municipal Bond Fund	$7,319,763	$77,798	$1,263,608	$8,661,169
Lebenthal New Jersey Municipal Bond Fund	568,269	5,899	—	574,168
Lebenthal Taxable Municipal Bond Fund	—	1,001,146	—	1,001,146

At November 30, 2005, the components of distributable earnings on a tax basis were as follows:

	Undistributed Ordinary Income	Tax-Exempt Income	Undistributed Long-Term Gain	Unrealized Appreciation	Total
Lebenthal New York Municipal Bond Fund	$273,511	$—	$2,486,314	$5,975,755	$8,735,580
Lebenthal New Jersey Municipal Bond Fund	—	22,858	239,029	352,866	614,753
Lebenthal Taxable Municipal Bond Fund	—	—	104,865	936,891	1,041,756

The differences between book and tax basis components of distributable earnings are primarily due to timing differences on wash sales, dividend payments, and amortization of bond premiums.

7. Concentration of Credit Risk

The New York Bond Fund invests primarily in obligations of political subdivisions of the state of New York and the New Jersey Bond Fund invests primarily in obligations of political subdivisions of the state of New Jersey and accordingly these Funds are subject to the risk associated with the non-performance of such issuers. Each Fund maintains a policy of monitoring its exposure by reviewing the creditworthiness of the issuers, as well as that of financial institutions issuing letters of credit, and by limiting the amount of holdings with letters of credit from one financial institution.

LEBENTHAL FUNDS, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. Contractual Obligations

The Company enters into contracts that contain a variety of indemnification obligations. The Company's maximum exposure under these arrangements is unknown. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

9. Subsequent Events

Effective December 2, 2005, the Funds' investment manager, Boston Advisors, Inc., and its parent company, The Advest Group, Inc. were acquired by Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."). On November 29, 2005, the Board of Directors of the Funds approved three interim management contracts with Fund Asset Management, L.P., an indirect subsidiary of ML & Co., to manage the respective Funds commencing on December 5, 2005. Unless approved by shareholders of the applicable Fund, the interim management contracts will remain in effect for a period not exceeding 150 days. The Board of Directors also approved new distribution agreements with FAM Distributors, Inc., an indirect subsidiary of ML & Co.

The Board of Directors also approved two agreements and plans of reorganization that would reorganize the New York Bond Fund and the New Jersey Bond Fund into the Merrill Lynch New York Municipal Bond Fund and the Merrill Lynch New Jersey Municipal Bond Fund, respectively, two series of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), upon the approval of the requisite shareholders of both Funds.

On January 12, 2006, the Board of Directors adopted a plan of liquidation with respect to the Taxable Bond Fund pursuant to which all the Fund's portfolio holdings will be disposed and a liquidating distribution made to shareholders equal to the net asset value of their shares on the date of liquidation. The liquidating distribution is anticipated to occur on or about February 28, 2006. As a result of the decision to liquidate, management fees were waived retroactively to December 5, 2005. Additionally, all costs of liquidation will be borne by the interim manager.

Following the liquidation of the Taxable Bond Fund and, if approved by shareholders, the reorganizations of the New York Bond Fund and the New Jersey Bond Fund, the Company will not have any outstanding shareholders and will be dissolved.

LEBENTHAL FUNDS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Lebenthal Funds, Inc.:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Lebenthal Funds, Inc. (the "Funds") comprising Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund, and Lebenthal Taxable Municipal Bond Fund as of November 30, 2005, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights of the Funds for periods prior to December 1, 2004 were audited by other auditors whose report, dated January 21, 2005, expressed an unqualified opinion on those statements and financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significa nt estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of November 30, 2005, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the funds constituting Lebenthal Funds, Inc. as of November 30, 2005, the results of their operations, the changes in their net assets, and their financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Princeton, New Jersey
January 24, 2006

LEBENTHAL FUNDS, INC.

Voting Proxies on Fund Portfolio Securities

A description of the policies and procedures that each Fund uses to determine how to vote proxies relating to securities held in the Fund's portfolio is available, without charge and upon request, by calling 1-800-594-7078. A report on "Form N-PX" of how each Fund voted any such proxies during the most recent 12-month period ended November 30 is available through the Lebenthal Funds, Inc. Internet site at http://www.lebenthalfunds.com. This information is also available from the EDGAR database on the SEC's Internet site at http://www.sec.gov.

Quarterly Portfolio Schedule

Each Fund files with the SEC a complete schedule of its portfolio holdings, as of the close of the first and third quarters of its fiscal year, on "Form N-Q." These filings are available on the SEC's website at http://www.sec.gov and may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. (Call 1-800-SEC-0330) for information on the operation of the Public Reference Room.) You may also access this information by using the Contact Us tab of the Lebenthal Funds, Inc. website at http://www.lebenthalfunds.com to make your request.

Changes in Funds' Independent Registered Public Accounting Firm

On November 29, 2005, PricewaterhouseCoopers LLP ("PwC") resigned as the Independent Registered Public Accounting Firm of Lebenthal Funds, Inc. (the "Funds").

PwC's reports on the financial statements of the Funds for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with its audits for the two most recent fiscal years and through November 29, 2005 (1) there were no disagreements with PwC on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Funds engaged Deloitte & Touche LLP as the Funds' Independent Registered Public Accounting Firm on January 12, 2006.

Board of Directors' Annual Approval of Investment Advisory Agreements

Section 15(c) of the Investment Company Act of 1940, as amended (the "1940 Act"), requires the Board of Directors (the "Board") of Lebenthal Funds, Inc., including a majority of the Directors who have no direct or indirect interest in the investment advisory agreements and are not "interested persons" (as defined in the 1940 Act) of Lebenthal Funds, Inc. (the "Independent Directors"), annually to review and consider the

LEBENTHAL FUNDS, INC.

continuation of the investment management contracts (the "Management Contracts") between each of Lebenthal New York Municipal Bond Fund (the "New York Fund"), Lebenthal New Jersey Municipal Bond Fund (the "New Jersey Fund") and Lebenthal Taxable Municipal Bond Fund (the "Taxable Fund") (each, a "Fund" and together, the "Funds") and the investment adviser to the Funds. During the period covered by this report, the Board approved Management Contracts between the Funds and Boston Advisors, Inc. (the "Adviser"). In addition, prior to the end of the period covered by this report, the Board approved interim Management Contracts between each Fund and Fund Asset Management, L.P. ("FAM").

Management Contracts with Boston Advisors, Inc.

At a meeting held on July 26, 2005, the Board, including the Independent Directors, who met in executive session with their counsel, considered the factors and reached the conclusions described below in approving the continuation of the Management Contracts.

The Nature, Extent and Quality of Services Provided by the Adviser. The Board reviewed in detail the nature and extent of the services provided by the Adviser under the terms of each Fund's Management Contract and the quality of those services over the past year. The Board noted that the services include managing the investment and reinvestment of the Funds' assets; the provision of reports to the Board regarding changes in portfolio holdings and important developments affecting the economy in general and the entities whose securities are included in the Funds' portfolios; and the compensation of all officers, directors and employees of the Funds who are officers of the Adviser or its affiliates. The Board evaluated these factors based on their direct experience with the Adviser and in consultation with counsel to the Independent Directors and Fund counsel. The Bo ard concluded that the nature and extent of the services provided under the Management Contracts were reasonable and appropriate in relation to the management fees, that the level of services provided by the Adviser had not diminished over the past year and that the quality of services continues to be high. The Board reviewed the qualifications and performance of the personnel responsible for providing advisory services to the Funds and concluded, based on their experience and interaction with the Adviser, that (i) the Adviser was able to retain quality portfolio managers and other personnel; (ii) the Adviser exhibited a high level of diligence and attention to detail in carrying out its advisory responsibilities under the Management Contracts; (iii) the Adviser was responsive to requests of the Board; and (iv) the Adviser had kept the Board apprised of developments relating to the Funds and the industry in general. The Board also focused on the Adviser's reputation and long-standing relationship with the Fu nds.

The Performance of the Funds and the Adviser. The Board reviewed the investment performance of the Funds, both on an absolute basis and as compared to various peer group categories for the year ended March 31, 2005. The peer group categories included: (i) the entire universe of New York Municipal Debt Funds (the "New York Municipal Debt Peer Group"), New Jersey Municipal Debt Funds (the "New Jersey Municipal Debt Peer Group") and Corporate Debt Funds (the "Corporate Debt Peer Group"), as reported by Lipper Inc. ("Lipper"), for the New York Fund, the New Jersey Fund and the Taxable Fund, respectively; and (ii) an asset-based peer group for each Fund, representing other funds in the Lipper categories closest in asset size to the

LEBENTHAL FUNDS, INC.

Fund (each, an "Asset-Based Peer Group"). The New York Municipal Debt Peer Group, the New Jersey Municipal Debt Peer Group, the Corporate Debt Peer Group, and the Asset-Based Peer Groups are collectively referred to as the "Peer Groups." The Adviser advised the Board that it does not advise or subadvise: (i) other funds with a similar investment policy to the Funds' investment policies; or (ii) other types of accounts, such as institutional and pension accounts, with a similar investment policy to the New York Fund or the New Jersey Fund. The Adviser advised the Board that with respect to the Taxable Fund, the Lebenthal Asset Management division of the Adviser manages one account for the Treasury of the State of Florida, the mandate for which is for investment-grade taxable fixed income investments. The Board compared each Fund's performance against the performance of its respective Peer Groups to assess each Fund's performance against objec tive, comparative benchmarks. The Board considered those comparisons to be helpful in their assessment as to whether the Adviser was obtaining for the Funds' shareholders the performance that was available in the marketplace given the Funds' investment objectives, strategies, limitations and restrictions. The Board concluded that the performance of each Fund against its respective Peer Groups was satisfactory. In particular, the Board noted that for the one-year, three-year, five-year and ten-year periods ended March 31, 2005, the New Jersey Fund and the Taxable Fund each outperformed the average performance of the funds in both of their respective Peer Groups. The Board further noted that the Taxable Fund outperformed the one institutional account with similar investment policies that is managed by the Adviser for the one-year and three-year periods ended March 31, 2005, although the Board also noted that such account may be subject to additional restrictions or limitations that may have impacted the accoun t's performance. The Board also noted that the Class A Shares of the New York Fund outperformed the average return of investment companies in its New York Municipal Debt Peer Group for the one-year, three-year, five-year and ten-year periods and its Asset-Based Peer Group for the five-year and ten-year periods ended March 31, 2005.

In connection with its assessment of the performance of the Adviser, the Board considered the Adviser's financial condition and whether it has the resources necessary to continue to carry out its obligations under the Management Contracts. The Board concluded that the Adviser had the financial resources necessary to continue to perform its obligations under the Management Contracts and to continue to provide the high quality services that it had provided to the Funds to date.

The Cost of the Advisory Services and the Profits to the Adviser and its Affiliates from their Relationship with the Funds. In connection with the Board's consideration of the level of the management fee paid to the Adviser by the Funds, the Board considered a number of factors. The Board compared the level of the management fee for each Fund against the advisory fees charged by funds in the Peer Groups and each Fund's combined management-administrative fees against fees covering both advisory and administrative services charged by the funds in the Peer Groups. The Board also considered comparative total fund expenses of each Fund and the Peer Groups. The Board used this combined fee information and total expense data as a guide to help it assess the reasonableness of each Fund's management fee, although the Directors acknowledged that it was difficult to make pre cise comparisons with other funds since the exact nature of services provided under the Peer Group fund agreements was often not apparent. The Board also viewed the Peer Group fee information

LEBENTHAL FUNDS, INC.

as a whole as useful in assessing whether the Adviser was providing services at a cost that was competitive with other, similar funds. In assessing this information, the Board considered both the comparative contract rates as well as the level of the management fees after waivers and/or reimbursements. The Board noted that the contract rate of each Fund's combined fees (e.g., management and administrative fees) was reasonable when compared to the combined fees of funds in its Peer Groups. The Board further observed that the total expense ratio of each Fund was satisfactory when compared to both the median and average expense ratio of the funds in each Fund's Peer Groups. The Board also noted that the management fee of the Taxable Fund was satisfactory when compared to the management fee the Adviser charged its one institutional account with a similar investment policy. The Board concluded that the level of the management fees for each Fund w as reasonable in light of these factors.

The Board also considered the profitability to the Adviser and its affiliates arising out of their relationships with the Funds. In this regard, the Board reviewed profitability data relating to the Adviser and its affiliates for the one-year period ended December 31, 2004. The Board considered revenues received by the Adviser under the Management Contracts as well as revenues received by the Adviser's affiliates under the Rule12b-1 Plans and related agreements and under the Shareholder Servicing Agreements. The Board concluded that the profitability of the Funds to the Adviser and its affiliates was not excessive.

The Extent to Which Economies of Scale will be Realized as the Funds Grow and Whether Fee Levels Reflect those Economies of Scale. With respect to the Board's consideration of economies of scale, the Board discussed with the Adviser whether economies of scale would be realized by the Adviser in its management of the Funds at higher asset levels. The Board concluded that they were unable to assess at the time whether economies of scale would be realized if the Funds were to experience significant asset growth in the future. The Board noted, however, that the current fee structure did contain breakpoints and that assets in the New York Fund had grown and surpassed the highest breakpoint, thus decreasing the rate of the management fee for that Fund. In the event there were significant asset growth in the New York Fund in the future, the Board determined to reassess w hether the management fee, including the current breakpoint structure, appropriately took into account any economies of scale that had been realized as a result of that growth.

Based on a consideration of all these factors in their totality, the Board, including all of the Independent Directors, determined that the Funds' management fees were fair and reasonable with respect to the quality of services that the Adviser provides and in light of the other factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling.

Approval of the Interim Management Contracts

At a meeting held on November 29, 2005, in connection with the then-pending acquisition of The Advest Group, Inc., the intermediate parent company of the Adviser, from AXA Financial, Inc. by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Advest Acquisition"), the Board approved Agreements and Plans of

LEBENTHAL FUNDS, INC.

Reorganization providing for the acquisition (i) by Merrill Lynch New York Municipal Bond Fund (the "Merrill Lynch New York Fund") of all of the assets and assumption of all of the liabilities of the New York Fund and (ii) by Merrill Lynch New Jersey Municipal Bond Fund (the "Merrill Lynch New Jersey Fund") of all of the assets and assumption of all of the liabilities of the New Jersey Fund. If approved by the respective shareholders of the New York Fund and the New Jersey Fund, these acquisition transactions (the "Reorganization") will result in the termination of the New York Fund and the New Jersey Fund as series of Lebenthal Funds, Inc. No formal proposal regarding the Taxable Fund was made to the Board at the November 29, 2005 meeting.

In connection with the Advest Acquisition and the Reorganization, the Board, including the Independent Directors, also considered and approved management contracts (the "Interim Management Contracts") between Fund Asset Management, L.P. ("FAM"), the investment adviser to the Merrill Lynch New York Fund and the Merrill Lynch New Jersey Fund, and Lebenthal Funds, Inc. on behalf of each of the Funds, to be effective from December 2, 2005 for up to 150 days or until earlier the closing of the Reorganization. If approved by shareholders, the Interim Management Contracts could continue in effect for an initial period of up to two years in the event that the Reorganizations are not approved by shareholders. The Board, including the Independent Directors, considered the factors and reached the conclusions described below in approving the Interim Management Contracts.

In approving the Interim Management Contracts, the Board met with representatives of FAM, including the proposed portfolio managers for the New York Fund and the New Jersey Fund, and the current portfolio manager of the Taxable Fund, who would be responsible for managing the Taxable Fund on behalf of FAM, and the Independent Directors met in executive session with their counsel. In connection with such meetings, the Independent Directors requested and were provided with a broad range of information on FAM, its experience in managing municipal funds and its compliance resources. Based upon such review, the Board, including all of the Independent Directors, concluded that approval of the Interim Management Contracts were in the best interest of the Funds after considering the factors described below.

The Nature, Extent and Quality of Services to be Provided by FAM. The Board reviewed in detail the nature and extent of the services to be provided by FAM under the terms of the Interim Management Contracts. The Board noted that the services include managing the investment and reinvestment of the assets of the Funds; the provision of reports to the Board regarding changes in portfolio holdings and important developments affecting the economy in general and the entities whose securities are included in the Funds' respective portfolios; and the compensation of all officers, directors and employees of the Funds who are officers of FAM or its affiliates. The Board also noted that the resources available to FAM in managing the Funds were substantially greater than the resources that had been available to the Adviser. The Board also considered a report on FAM's complian ce resources and record, the background of the personnel who would be involved in the management of the New York Fund and the New Jersey Fund, and the background of the personnel who would be involved in the management of the Taxable Fund. The Board concluded that the nature and extent of the services to be provided under the Interim Management Contracts were reasonable and appropriate in relation to the proposed management fees thereunder.

LEBENTHAL FUNDS, INC.

The Performance of FAM in Managing Similar Accounts. The Board reviewed the historical investment performance of the Funds, similar funds managed by FAM and peer groups of investment companies selected by Lipper (the "Interim Management Contract Peer Groups") and by FAM. The Board considered those comparisons to be helpful in their assessment as to whether FAM would be capable of obtaining for the shareholders of the Funds performance similar to that achieved by the prior investment adviser and the performance that was available in the marketplace given their respective investment objectives, strategies, limitations and restrictions.

The Management Fees under the Interim Management Contracts. In connection with the Board's consideration of the level of the proposed management fees under the Interim Management Contracts, the Board considered a number of factors. The Board compared the level of the management fee for the Funds against the advisory fees charged by funds in the Interim Management Contract Peer Group and comparable funds managed by FAM. The Board also considered comparative total fund expenses of the Funds against the total expenses of the Funds in the applicable Interim Management Contract Peer Group. The Board used this fee and total expense data as a guide to help it assess the reasonableness of the proposed management fees under the Interim Management Contracts, although the Directors acknowledged that it was difficult to make precise comparisons with other funds since the exac t nature of services provided under the Interim Management Contract Peer Groups fund agreements was often not apparent. The Board also viewed the Interim Management Contract Peer Groups fee information as a whole as useful in assessing whether FAM would be providing services at a cost that was competitive with other, similar funds. In assessing this information, the Board considered both the comparative contract rates as well as the level of the management fees after waivers and/or reimbursements. The Board noted that the proposed contract rate of each Fund's combined fees (e.g., management and administrative fees) was reasonable when compared to the combined fees of the funds in its Interim Management Contract Peer Group. The Board further observed that the estimated total expense ratios of the Funds under the Interim Management Contracts were satisfactory when compared to both the median and average expense ratio of the funds in the Interim Management Contract Peer Groups. The Board concluded that the leve l of the proposed management fees under the Interim Management Contracts was reasonable in light of these factors.

The Extent to Which Economies of Scale will be Realized as the Funds Grow and Whether Fee Levels Reflect those Economies of Scale. The Board concluded that, given the intention to reorganize or liquidate the Funds in the coming year, economies of scale in managing the Funds did not appear to be a relevant factor at this time.

Based on a consideration of all these factors in their totality, the Board, including all of the Independent Directors, determined that the proposed management fees under the Interim Management Contracts were fair and reasonable with respect to the quality of services that FAM is expected to provide to the Funds and in light of the other factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole, and did not consider any one factor as all-important or controlling.

LEBENTHAL FUNDS, INC.

DIRECTORS AND OFFICERS

The Directors, nominees and officers of the Funds and their principal occupations during the past five years are set forth below.1

Name, Address and Age	Position(s) with Lebenthal	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director
Disinterested Directors

Victor Chang One Federal Street Boston, MA 02110 Age 67	Director	Indefinite; Since 1990	Retired. Guest lecturer and researcher for central banks and the U.S. and foreign governments. Economic Investment consultant to Fuji Securities Inc. (retired, October 1998).	3	None

Penny Zuckerwise Wiserock, L.L.C. One West 81st Street New York, NY 10024 Age 50	Director	Indefinite; Since 2002	Chief Executive Officer, Utendahl Capital Management, L.P., a financial services company, from 2004 to present. Principal and founder, Wiserock L.L.C., a company that provides strategy, management oversight and business advice, from 1999 to present; Co-founder, general partner and governing board member of Boldcap Ventures LLC (formerly Angels4equity), a private equity investment fund, from June 2000 to present.	3	BBR Partners, an asset management and advisory services firm; Lioness Capital Partners, a private equity fund investing in women and minority owned companies; Colspace, a software based knowledge management company.

Mone Anathan III 99 Garden Street Cambridge, MA 02136 Age 66	Director	Indefinite; Since 2004	Harvard Divinity School, Dean's council, 2004 to present. Harvard Divinity School, student, 1997-2003.	3	Brookstone, Inc. (specialty retailer).

Ezekiel Russell Peach, Jr. 137 Atlantic Avenue Marblehead, MA 01945 Age 72	Director	Indefinite; Since 2004	Retired. Robert, Finnegan & Lynah, PC (public accounting), partner/principal from 1968 to December 1999.	3	Trustee of the Salem Five Cent Savings Bank.

1  Each Director will hold office for an indefinite term until the earliest of (i) the next meeting of shareholders, if any, called for the purpose of considering the election or re-election of such Director and until the election and qualification of his or her successor, if any, elected at such meeting, or (ii) the date a Director resigns or retires, or a Director is removed by the Board of Directors or shareholders, in accordance with the Fund's By-Laws, as amended, and Articles of Incorporation, as amended. Each officer will hold office for an indefinite term until the date he or she resigns or retires or until his or her successor is elected and qualifies.

LEBENTHAL FUNDS, INC.

DIRECTORS AND OFFICERS (CONTINUED)

Name, Address and Age	Position(s) with Lebenthal	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director
Interested Director

Allen G. Botwinick 90 State House Square Hartford, CT 06103 Age 62	Chairman and Director	Indefinite; Since 2004	Retired. Employee consultant for the Advest Group, Inc. and Advest, Inc. from 2004 to 2005. Executive Vice President of Administration and Operations of the Advest Group, Inc. and Advest, Inc. from 1992 to December 2003.	3	None

Name, Address and Age	Position(s) with Lebenthal	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Officers

Michael J. Vogelzang One Federal Street Boston, MA 02110 Age: 44	Executive Vice President	Term expires February 2006; Since 2003	Executive Vice President of Lebenthal Funds, Inc. since 2003. President from 2002 to 2003. President and Chief Investment Officer of Boston Advisors, Inc. since April 1999 and Senior Vice President and Chief Investment Officer from August 1997 to 1999. President and Chief Executive Officer of Boston Advisors Trust from 2000 to 2005. Trustee of Boston Advisors Trust from 2000 to 2003. Director Advest, Inc. until 2005.

Ronald Maggiacomo One Federal Street Boston, MA 02110 Age: 63	Treasurer	Term expires February 2006; Since 2003	Treasurer of Lebenthal Funds, Inc. since October 2003. Treasurer of Boston Advisors Trust from 2003 to 2005. Chief Operating Officer of Boston Advisors, Inc. since March 2003. President of Billings & Co. Inc. since March 1982. Vice President of Bank Street Management Company since June 2003. (All companies for which Mr. Maggiacomo serves as an officer are subsidiaries of The Advest Group, Inc.)

Gregory Serbe 1740 Broadway New York, NY 10019 Age: 60	Secretary	Term expires February 2006; Since 2000	Secretary of Lebenthal Funds, Inc. since 2000. Senior Portfolio Manager of Lebenthal Funds, Inc. since April 1, 2001, and Assistant Portfolio Manager from 1998 to 2001. Senior Portfolio Manager of Boston Advisors New York Municipal Money Market Fund and Boston Advisors Tax Free Money Market Fund from January 2005 to June 2005. President of Lebenthal Asset Management, a division of Boston Advisors, Inc. and Senior Vice President of Boston Advisors, Inc. since 2002. Managing Director of Lebenthal Asset Management, Inc. from 1998 to 1999, Senior Managing Director of Lebenthal Management Asset Management, Inc. from 1999 to 2000, Executive Vice President and Chief Operating Officer of Lebenthal Asset Management, Inc. from 2000 to 2001 and President of Lebenthal Asset Management, Inc. from 2001 to June 2002.

Tanya Kerrigan One Federal Street Boston, MA 02110 Age: 33	Chief Compliance Officer and Assistant Secretary	Term expires February 2006; Since 2004	Chief Compliance Officer of Lebenthal Funds, Inc. since 2004. Assistant Secretary since 2003. Vice President and Director of Compliance of Boston Advisors, Inc. since October 2003. Compliance Officer of H.C. Wainwright & Co., Inc. from December 1999 to April 2003. Full time law student from August 1997 to May 2000.

The Fund's Statement of Additional Information includes additional information about the Fund's Directors and is available, without charge, upon request, by calling 1-800-221-5822.

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This report is submitted for the general information of the shareholders of the Funds. It is not authorized for distribution to prospective investors in the Funds unless preceded or accompanied by an effective prospectus, which includes information regarding each Fund's objectives and policies, experience of its management, marketability of shares, and other information.

Investment Adviser

Fund Asset Management, L.P.

P.O. Box 9011

Princeton, New Jersey 08543-9011

(800) 637-3863

Distributor and
Shareholder Servicing Agent

FAM Distributors, Inc.

P.O. Box 9081

Princeton, New Jersey 08543-9081

LEBENTHAL
FUNDS, INC.

Annual Report
November 30, 2005

THE WORKHORSE OF INVESTMENTS.